UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 8, 2008

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(408) 988-7020

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 8, 2008, NeoMagic Corporation (the “Company”) received a notice from the Nasdaq Stock Market that, due to recent vacancies on the Board of Directors and the Audit Committee of its Board of Directors, it was not in compliance with Nasdaq’s Marketplace Rules 4350(c) and (d), which require that the Board of Directors consist of a majority of independent directors and that the Company’s Audit Committee have at least three independent directors. The vacancies were created as a result of Steve Valenzuela’s resignation from the Company’s Board of Directors and Audit Committee on June 24, 2008 and Dr. Anil Gupta’s resignation from the Board of Directors on June 25, 2008.

In accordance with Marketplace Rules 4350(c)(1) and 4350(d)(4), Nasdaq has provided the Company a cure period to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or June 24, 2009; or if the next annual shareholders’ meeting is held before December 22, 2008, then the Company must evidence compliance no later than December 22, 2008. If the Company does not regain compliance within this period, the Nasdaq Stock Market will provide written notification that the Company’s securities will be delisted. Upon receipt of the delisting notification, the Company may appeal the delisting to Nasdaq’s Listings Qualifications Panel.

The Company is in the process of searching for an independent director to join the Board of Directors and to fill the vacancy on the Audit Committee.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1    Press Release of NeoMagic Corporation dated July 11, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date: July 11, 2008	/s/ Steven P. Berry
Steven P. Berry
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of NeoMagic Corporation dated July 11, 2008.